Exhibit 10.2
EMPLOYMENT AGREEMENT
     THIS EMPLOYMENT AGREEMENT (this “Agreement”), dated as of September 17, 2008 (the “Effective Date”), by and between Martha Stewart Living Omnimedia, Inc., a Delaware corporation (the “Company”), and Charles A. Koppelman (the “Executive”).
     WHEREAS, the Executive has been serving since June 2005 as Chairman of the Board of Directors of the Company (the “Chairman” of the “Board”); and
     WHEREAS, the Company entered into a Separation Agreement dated as of June 10, 2008 with its former Chief Executive Officer (“CEO”) and on June 11, 2008, appointed two co-CEOs and determined that the co-CEOs should report to the Chairman; and
     WHEREAS, on July 25, 2008 (the “Starting Date”), the Board appointed the Executive as Executive Chairman of the Company; and
     WHEREAS, the Company desires that the Executive serve as its Executive Chairman following the Effective Date, and the Executive is willing to be so employed, in each case on the terms and conditions set forth herein;
     NOW, THEREFORE, in consideration of the mutual covenants contained herein, the sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:
     1. Employment Term. Subject to the provisions of Section 7 of this Agreement, the Company hereby agrees to employ the Executive hereunder, and the Executive hereby agrees to be employed by the Company hereunder, in each case subject to the terms and conditions of this Agreement, for the period commencing on the Effective Date and ending on December 31, 2012 (such period, as it may be extended in accordance with the terms of the following sentence, the “Employment Term”). Unless the Company or the Executive has theretofore provided notice in writing to the other party of its intention not to extend the Employment Term, on June 30, 2012 and on each succeeding June 30, this Agreement shall automatically be extended for an additional 12 months from the then scheduled expiration date.
     2. Duties.
          (a) During the Employment Term, the Executive shall serve as the Executive Chairman of the Company. The Executive shall be the senior-most executive officer of the Company and shall have the duties and responsibilities customarily exercised by an individual serving in that position in a corporation of the size and nature of the Company. In his capacity as Executive Chairman, the Executive shall use his best energies and abilities in the performance of his duties, services and responsibilities for the Company. In performing such duties, services and responsibilities, the Executive will report directly to the Board.

     (b) During the Employment Term, the Executive shall devote substantially all of his business time and attention to the businesses of the Company and its subsidiaries and affiliates and shall not engage in any activity inconsistent with the foregoing, whether or not such activity shall be engaged in for pecuniary profit, unless approved by the Board; provided, however, that, to the extent such activities do not violate, or substantially interfere with his performance of his duties, services and responsibilities under, this Agreement, the Executive shall be permitted to manage his personal, financial and legal affairs and serve on civic or charitable boards and committees of such boards. The parties understand and agree that the Executive may continue to serve on corporate, civic and charitable boards on which he sits as of the date of this Agreement (including the Executive’s service as the Chairman of FAO Schwartz Inc.; a director of the Board of Governors of New York Hospital; a member of the Dean’s Council of Hofstra Law School; a director of the Arts Board of Tufts University; a stockholder and director of SFNY, Inc, and a trustee of the United States Gypsum Asbestos Personal Injury Settlement Trust) (such activities, together, and as may be amended pursuant to this paragraph, the “Non-Company Activities”). Executive shall not permit the Non-Company Activities to interfere with the Executive’s performance on behalf of the Company under this Agreement, and Executive agrees that, subject to the first sentence of this paragraph, he shall only accept new or additional responsibilities related to businesses other than the Company’s (such new or additional responsibilities constituting Non-Company Activities) to the extent Executive gives up a Non-Company Activity requiring a commensurate amount of time and effort. During the Employment Term, the Executive’s principal location of employment shall be at the Company’s executive offices in New York City, New York, except for customary business travel on behalf of the Company and its subsidiaries and affiliates.
          (c) Upon any termination of the Executive’s employment with the Company, the Executive shall be deemed to have resigned from all other positions he then holds as an employee or director or other independent contractor of the Company or any of its subsidiaries or affiliates, unless otherwise agreed by the Company and the Executive. Any such termination shall constitute a “separation of service” with the Company for purposes of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”).
     3. Base Salary; Bonus.
          (a) During the Employment Term, in consideration of the performance by the Executive of the Executive’s obligations during the Employment Term (including any service in any position with any subsidiary or affiliate of the Company), the Company shall pay the Executive a base salary (the “Base Salary”) at an annual rate of $900,000, subject to increase but not decrease in the discretion of the Board, based on the Board’s annual review of Executive’s compensation, payable in accordance with the normal payroll practices of the Company in effect from time to time. The Base Salary at the rate of $75,000 per month will be payable to Employee retroactively to the Starting Date, provided that such amount will be reduced by any payments made to CAK Entertainment, Inc. under the terms of the Consulting Agreement (as defined below) for the period from the Starting Date through October 21, 2008 (at the rate of $60,000 per month), such that on the date hereof, Employee shall be entitled to receive $45,000 pursuant to this Agreement from the Starting Date through October 21, 2008, and CAK

Entertainment shall be entitled to receive $60,000 pursuant to the terms of the Consulting Agreement.
          (b) During the Employment Term, in addition to the payments of the Base Salary set forth above, the Executive shall be eligible to receive, in respect of each calendar year during which the Employment Term is in effect (pro rata for 2008 and any other partial calendar year), a performance-based cash bonus of 100% of Base Salary at target and 150% of Base Salary at maximum based on achievement of goals established with respect to each calendar year by the Compensation Committee of the Board after reasonable consultation with the Executive. Such bonus, if any, shall be paid concurrently with other bonuses paid to senior executives of the Company, provided you are continuously and actively employed through such date of payment. Such bonus shall be paid in a lump sum no earlier than January 1st and no later than March 15th of the calendar year following the calendar year to which such bonus relates.
          (c) The consulting agreement entered into by the Company and CAK Entertainment, Inc., dated October 21, 2005, and as modified July 19, 2007 (together, the “Consulting Agreement”), is hereby terminated, as well as the Executive’s consulting services provided therewith. In order to avoid any conflicts of interest relating to Employee’s services as an employee pursuant to this Agreement, the Company shall pay CAK Entertainment, Inc. the balance of cash fees outstanding and payable in 2008 under the Consulting Agreement in the amount of $375,000, and shall accelerate the vesting of outstanding equity awards made pursuant to the Consulting Agreement, consisting of (i) 30,482 shares of restricted stock, and (ii) the vesting of the option with respect to 81,283 shares (such cash payment, together with the accelerated equity awards, the “Consulting Fee”). The Company hereby agrees to accelerate the payment of the balance of cash fees in the amount of $600,414 due to CAK Entertainment, Inc. pursuant to Section 6 of Exhibit A to the Consulting Agreement, and to provide that the payment will be paid in a lump sum to CAK Entertainment, Inc. on January 9, 2009 (the “Tail Fee”) so that the payment complies with Section 409A. The cash payment due for CAK Entertainment, Inc. in 2008 shall be paid promptly following the date hereof. The Consulting Fee and the Tail Fee shall be the total and exclusive payment for any and all payments or commissions that may be due or may become due under the Consulting Agreement. These payments satisfy all obligations of the Company in connection with the Consulting Agreement, which is rendered terminated conditioned upon the payments described in this subparagraph.
          (d) Executive shall be eligible to receive $300,000 in the event that the Company achieves adjusted EBITDA for 2008 that is 10% greater than adjusted EBITDA in 2007, which shall be paid in 2009, if at all, on March 10, 2009.
     4. Benefits.
          (a) During the Employment Term, the Executive shall be entitled to participate in the employee benefit plans, policies, programs, perquisites and arrangements, as may be amended from time to time, that are provided generally to similarly situated employees of the Company (excluding for this purpose Martha Stewart) to the extent the Executive meets the eligibility requirements for any such plan, policy, program, perquisite or arrangement.

          (b) The Company shall reimburse the Executive for all reasonable business expenses incurred by the Executive in carrying out the Executive’s duties, services and responsibilities under this Agreement during the Employment Term, including, without limitation, first class transportation or travel on a private plane of the Company to the extent that such private plane is available. The Executive shall comply with generally applicable policies, practices and procedures of the Company with respect to reimbursement for, and submission of expense reports, receipts or similar documentation of, such expenses
          (c) The Company shall reimburse Executive for a driver at an hourly rate to be agreed to, provided that such expense related to a driver for Executive shall not exceed $60,000 in any year.
          (d) The Company shall, to the extent feasible and available, make an office available to one or more individuals working with the Executive on Non-Company Activities, provided that Employee shall reimburse the Company for the use of such space at the applicable rental rate.
          (e) For purposes of complying with Section 409A, any reimbursement of benefits provided under this Section 4 shall be subject to the following: (i) provision of such reimbursement or benefits provided during one calendar year shall not affect the amount of reimbursements or benefits provided during a subsequent calendar year; (ii) such reimbursements or benefit may not be exchanged or substituted for other forms of compensation to the Executive; and (iii) payments must be made no later than the last day of the calendar year immediately following the calendar year in which the expense is incurred.
     5. Vacations. During each calendar year of the Employment Term (pro rata for partial calendar years), the Executive shall be entitled to four weeks of paid vacation to be taken in accordance with the applicable policy of the Company.
     6. Equity Compensation.
          (a) Promptly after the execution and delivery of this Agreement by the parties, the Company shall grant the Executive 425,000 shares of restricted Class A common stock, par value $0.01 per share (“Stock”), of the Company, pursuant to the Restricted Stock Agreement attached hereto as Exhibit A (the “Restricted Stock Agreement”) and the Company’s policy on equity issuances,. The Restricted Stock Agreement shall provide that (i) 25,000 shares of the Stock shall vest on the first anniversary of the date of grant; (ii) 200,000 shares of the Stock shall vest in approximately equal tranches on the first, second and third anniversaries of the date of grant; (iii) 100,000 shares of the Stock shall vest if and only if the Fair Market Value of the Common Stock (as such terms are defined in the Company’s Omnibus Stock and Option Compensation Plan) has been at least $15 on each of the immediately preceding 60 consecutive trading days during the initial Employment Term; and (iv) 100,000 shares of the Stock shall vest if and only if the Fair Market Value of the Common Stock has been at least $25 on each of the immediately preceding 60 consecutive trading days during the initial Employment Term (items (iii) and (iv) hereof, together, the “Performance Shares”).

          (b) Promptly after the execution and delivery of this Agreement by the parties, the Company shall grant the Executive a non-qualified option to purchase 600,000 shares of Stock of the Company pursuant to the Company’s policy on equity issuances. The option shall vest in three approximately equal tranches with a seven (7) year term, pursuant to the Stock Option Agreement attached hereto as Exhibit B (the “Stock Option Agreement” and, together with the Restricted Stock Agreement, the “Equity Agreements”). It is expected that, in the discretion of the Board (or the Compensation Committee of the Board), the Executive may from time to time be granted additional equity awards during the Employment Term.
          (c) Upon a Change in Control of the Company, all unvested equity awards held by the Executive shall become fully vested and (in the case of stock options) exercisable.
     7. Termination of the Employment Term.
          (a) The Executive’s employment with the Company and the Employment Term shall terminate upon the earliest to occur of:
               (i) the death of the Executive;
               (ii) the termination of the Executive’s employment by the Company by reason of the Executive’s Disability;
               (iii) the termination of the Executive’s employment by the Company for Cause or without Cause;
               (iv) the termination of the Executive’s employment by the Executive for Good Reason or without Good Reason; and
               (v) the expiration of the Employment Term.
          (b) For purposes of this Agreement, the following terms shall have the following meanings:
               (i) “Cause” shall mean that the Board has made a good faith determination, after providing the Executive with reasonably detailed written notice and a reasonable opportunity to be heard on the issues at a Board meeting, that any of the following has occurred:
                    (1) the willful and continued failure by the Executive to substantially perform his material duties to the Company (other than due to mental or physical disability) after written notice specifying such failure and the manner in which the Executive may rectify such failure in the future;
                    (2) the Executive has engaged in willful, intentional misconduct that has resulted in material damage to the Company’s business or reputation;
                    (3) the Executive has been convicted of a felony; or

                    (4) the Executive has engaged in fraud against the Company or misappropriated Company property (other than incidental property).
     For purposes of this Agreement, no act or failure by the Executive shall be considered “willful” if such act is done by the Executive in the good faith belief that such act is or was in the best interests of the Company or one or more of its businesses. Nothing in this Section 7(b)(i) shall be construed to prevent the Executive from contesting the Board’s determination that Cause exists.
               (ii) “Change in Control” of the Company shall mean:
                    (1) any “person” (as such term is used in Sections 3(a)(9) and 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) or “group” (as such term is used in Section 14(d)(2) of the Exchange Act) is or becomes a “beneficial owner” (as such term is used in Rule 13d-3 promulgated under the Exchange Act) of 50% or more of the Voting Stock of the Company; provided that this clause (1) shall not apply with respect to a stockholder of the Company who beneficially owns more than 50% of the Voting Stock of the Company on the Effective Date;
                    (2) all or substantially all of the assets or business of the Company are disposed of pursuant to a merger, consolidation or other transaction unless, immediately after such transaction, the stockholders of the Company immediately prior to the transaction own, directly or indirectly, in substantially the same proportion as they owned the Voting Stock of the Company prior to such transaction more than 50% of the Voting Stock of the company surviving such transaction or succeeding to all or substantially all of the assets or business of the Company or the ultimate parent company of such surviving or successor company if such surviving or successor company is a subsidiary of another entity (there being excluded from the number of shares held by such stockholders, but not from the Voting Stock of the combined company, any shares received by affiliates of such other company in exchange for stock of such other company);
                    (3) the Company adopts any plan of liquidation providing for the distribution of all or substantially all of its assets if such plan of liquidation will result in the winding-up of the business of the Company;
                    (4) the consummation of any merger, consolidation or other similar corporate transaction unless, immediately after such transaction, the stockholders of the Company immediately prior to the transaction own, directly or indirectly, in substantially the same proportion as they owned the Voting Stock of the Company prior to such transaction more than 50% of the Voting Stock of the company surviving such transaction or its ultimate parent company if such surviving company is a subsidiary of another entity (there being excluded from the number of shares held by such stockholders, but not from the Voting Stock of the combined company, any shares received by affiliates of such other company in exchange for stock of such other company); or

                    (5) the failure of the Company to have any securities required to be registered under Section 12 of the Exchange Act.
For purposes of this definition, “the Company” shall include any entity that succeeds to all or substantially all of the business of the Company; “Voting Stock” shall mean securities of any class or classes having general voting power under ordinary circumstances, in the absence of contingencies, to elect the directors of a corporation; and references to ownership of “more than 50% of the Voting Stock” shall mean the ownership of shares of Voting Stock that represent the right to exercise more than 50% of the votes entitled to be cast in the election of directors of a corporation.
               (iii) “Disability” of the Executive shall have occurred if, as a result of the Executive’s incapacity due to physical or mental illness as determined by a physician selected by the Executive, and reasonably acceptable to the Company, the Executive shall have been substantially unable to perform his duties hereunder for six consecutive months, or for an aggregate of 180 days during any period of twelve consecutive months.
               (iv) “Good Reason” shall mean the occurrence, without the Executive’s express prior written consent, of any one or more of the following:
                    (1) a material diminution of, or material reduction or material adverse alteration in, the Executive’s positions, titles, duties, or responsibilities from, or the assignment to the Executive of duties inconsistent with, those set forth in Section 2(a) (or as subsequently amended in accordance with Section 18 with the consent of the Executive);
                    (2) a material breach of the Agreement by the Company that continues after the reasonable notice and opportunity to cure;
                    (3) the Company’s requiring the Executive to be based at a location in excess of 35 miles from the location of the Executive’s principal job location or office specified in Section 2(b), except for required travel on the Company’s business to an extent substantially consistent with the Executive’s position; or
                    (4) a reduction by the Company of the Executive’s base salary or target annual bonus percentage as in effect on the Effective Date, or as the same shall be increased from time to time.
The Executive’s right to terminate employment in a termination for Good Reason shall not be affected by the Executive’s incapacity due to physical or mental illness. Subject to the requirements set forth above, the Executive’s continued employment shall not constitute a consent to, or a waiver of rights with respect to, any circumstance constituting Good Reason hereunder.

     8. Termination Procedures.
          (a) Notice of Termination. Any termination of the Executive’s employment by the Company or by the Executive during the Employment Term (other than pursuant to Sections 7(a)(i) and 7(a)(v)) shall be communicated by written Notice of Termination to the other party. For purposes of this Agreement, a “Notice of Termination” shall mean a notice indicating the specific termination provision in this Agreement relied upon and setting forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under that provision.
          (b) Date of Termination. For purposes of this Agreement, “Date of Termination” shall mean (i) if the Executive’s employment is terminated by his death, the date of his death, (ii) if the Executive’s employment is terminated pursuant to Section 7(a)(ii), 30 days after the date of receipt of the Notice of Termination (provided that the Executive does not return to the substantial performance of his duties on a full-time basis during such 30-day period), (iii) if the Executive’s employment is terminated pursuant to Section 7(a)(v), the date of expiration of the Employment Term, and (iv) if the Executive’s employment is terminated for any other reason, the date on which a Notice of Termination is given or any later date (within 30 days after the giving of such notice) set forth in such Notice of Termination.
     9. Termination Payments.
          (a) Upon any termination of the Executive’s employment, he shall be entitled to payment of any earned but unpaid portion of the Base Salary, bonus, benefits and unreimbursed business expenses, in each case with respect to the period ending on the Date of Termination. In addition, upon termination of Executive’s employment without Cause or a termination by Executive with Good Reason, Executive will be entitled to a pro-rated bonus for the year of termination (calculated at the end of the fiscal year and then pro rated through the date of termination) provided that applicable performance targets have been met and bonuses are paid generally to similarly situated executives at the Company. Such payments shall be made in accordance with the provisions of Section 3 and Section 4 of this Agreement.
          (b) In addition to the payments and benefits provided in Section 9(a), if the Executive’s employment is terminated (x) by the Company without Cause or (y) by the Executive for Good Reason, (i) outstanding equity awards (excluding, however, the Performance Shares if such Performance Shares have not vested by their own terms) held by the Executive shall vest and/or become exercisable, (ii) the Company shall pay the Executive the Severance Payment and (iii) the Company shall provide the Executive with continued medical coverage at active-employee rates for two years or, if earlier, until the Executive receives subsequent employer-provided coverage. For purposes of this Section 9(b), the “Severance Payment” shall be a lump-sum cash payment equal to eighteen (18) months’ of the Executive’s Base Salary. The Severance Payment shall be paid no later than 60 days following the Date of Termination; provided the Executive has executed the release referred to below and any waiting period with respect to such release has elapsed. In addition, (i) provision of continued medical coverage to the Executive pursuant to this Section 9(b) during any one calendar year shall not affect the amount of such coverage provided during a subsequent calendar year; and (ii) provision of such continued medical coverage may not be exchanged or substituted for other forms of compensation to the Executive.
Payment of the Severance Pay shall be conditioned upon the Executive’s execution of a general release in form satisfactory to the Company and the Executive; provided, however, that such release shall not contain post-termination restrictions that are more onerous for the Executive than those contained in this Agreement.
     10. Confidential Information; Noncompetition; Nonsolicitation; Nondisparagement.
          (a) Confidential Information. Except as may be required or appropriate in connection with his carrying out his duties under this Agreement, the Executive shall not, without the prior written consent of the Company or as may otherwise be required by law or any legal process, or as is necessary in connection with any adversarial proceeding against the Company (in which case the Executive shall cooperate with the Company in obtaining a protective order at the Company’s expense against disclosure by a court of competent jurisdiction), communicate, to anyone other than the Company and those designated by the Company or on behalf of the Company in the furtherance of its business or to perform his duties hereunder, any trade secrets, confidential information, knowledge or data relating to the Company, its affiliates or any businesses or investments of the Company or its affiliates, obtained by the Executive during the Executive’s services to the Company that is not generally available public knowledge (other than by acts by the Executive in violation of this Agreement).
          (b) Noncompetition. During the Employment Term and (unless this Agreement terminates pursuant to clause (v) of Section 7(a) or is terminated by the Executive for “Good Reason” as defined in Section 7(b)(iv)) until the eighteen (18) month anniversary of the Executive’s Date of Termination, the Executive shall not engage in or become associated with any Competitive Activity. For purposes of this Section 10(b), a “Competitive Activity” shall mean any business or other endeavor that engages in any country in which the Company has significant business operations to a significant degree in a business that directly competes with all or any substantial part of any of the Company’s businesses of (i) producing radio, television and other video programs, (ii) designing, developing, licensing, promoting and selling merchandise through catalogs, direct marketing, Internet commerce and retail stores of the product categories in which the Company so participates using the name, likeness, image, or voice of any Company employee (without limitation, Company employees for the purposes of this Section 10(b) shall be deemed to include Martha Stewart and Emeril Lagasse) to promote or market any such product or service, (iii) the creation, publication or distribution of regular or special issues of magazines and operation of websites, and (iv) any other business in which the Company is engaged during the term of this Agreement (it being understood that a media business shall not be deemed to engage in Competitive Activity if the content produced by such media business does not compete with the content of the such programs (in the case of clause (i)) or magazines or websites (in the case of clause (iii)). The Executive shall be considered to have become “associated with a Competitive Activity” if he becomes involved as an owner, employee, officer, director, independent contractor, agent, partner, advisor, or in any other capacity calling for the rendition of the Executive’s personal services, with any individual, partnership, corporation or other organization that is engaged in a Competitive Activity and his involvement relates to a significant extent to the Competitive Activity of such entity; provided, however, that the Executive shall not be prohibited from (a) owning less than two percent of any publicly traded corporation, whether or not such corporation is in competition with the Company or (b) serving as a director of a corporation or other entity the primary business of which is not a Competitive Activity; and provided, further, however, that the Executive shall not be deemed to have become associated with a Competitive Activity if the Executive becomes chief executive officer of an organization that engages in one or more Competitive Activities so long as (i) less than 10% of the annual revenue of such organization is derived from Competitive Activities and (ii) the Executive does not actively participate in the management or operation of the part of such organization that engages in any Competitive Activity. If, at any time, the provisions of this Section 10(b) shall be determined to be invalid or unenforceable, by reason of being vague or unreasonable as to area, duration or scope of activity, this Section 10(b) shall be considered divisible and shall become and be immediately amended to only such area, duration and scope of activity as shall be determined to be reasonable and enforceable by the court or other body having jurisdiction over the matter; and the Executive agrees that this Section 10(b) as so amended shall be valid and binding as though any invalid or unenforceable provision had not been included herein.
          (c) Nonsolicitation. During the Employment Term, and for twenty-four (24) months after the Executive’s Date of Termination, the Executive shall not, directly or indirectly, (1) solicit for employment by other than the Company any person (other than any personal secretary or assistant hired to work directly for the Executive) employed by the Company or its affiliated companies as of the Date of Termination, (2) solicit for employment by other than the Company any person known by the Executive (after reasonable inquiry) to be employed at the time by the Company or its affiliated companies as of the date of the solicitation or (3) solicit any customer or other person with a business relationship with the Company or any of its affiliated companies to terminate, curtail or otherwise limit such business relationship.
          (d) Non-disparagement. During the Employment Term and thereafter, (i) the Executive shall not, directly or indirectly, make or publish any disparaging statements (whether written or oral) regarding the Company or any of its affiliated companies or businesses, or the affiliates, directors, officers, agents, principal stockholders or customers of any of them and (ii) neither the Company nor any of its affiliated companies or businesses or their affiliates, directors, or officers shall directly or indirectly, make or publish any disparaging statements (whether written or oral) regarding the Executive. Executive shall not author, co-author, or assist in the production or authorship of any story, book, show, script or other work about the Company or Martha Stewart without the Company’s prior review of such work and the Company’s written consent as to the production and content thereof.
          (e) Injunctive Relief. In the event of a breach or threatened breach of this Section 10, each party agrees that the non-breaching party shall be entitled to injunctive relief in a court of appropriate jurisdiction to remedy any such breach or threatened breach, the parties acknowledging that damages would be inadequate and insufficient.
     11. Reimbursement of Legal Fees. If any contest or dispute shall arise between the Company and the Executive regarding any provision of this Agreement, the Company shall reimburse the Executive for all legal fees and expenses reasonably incurred by the Executive in connection with such contest or dispute, but only if the Executive prevails to a substantial extent with respect to the Executive’s claims brought and pursued in connection with such contest or dispute. Such reimbursement shall be made as soon as practicable following the resolution of such contest or dispute (whether or not appealed) to the extent the Company receives written evidence of such fees and expenses. In addition, the Company shall reimburse the Executive for all reasonable legal fees and expenses incurred in connection with the negotiation and execution of this Agreement.
     12. Indemnification.
          (a) General. The Company agrees that if the Executive is made a party or is threatened to be made a party to any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that the Executive is or was a trustee, director or officer of the Company or any of its affiliates or is or was serving at the request of the Company or any of its affiliates as a trustee, director, officer, member, employee or agent of another corporation or a partnership, joint venture, limited liability company, trust or other enterprise, including, without limitation, service with respect to employee benefit plans, whether or not the basis of such Proceeding is alleged action in an official capacity as a trustee, director, officer, member, employee or agent while serving as a trustee, director, officer, member, employee or agent, the Executive shall be indemnified and held harmless by the Company to the fullest extent authorized by Delaware law, as the same exists or may hereafter be amended, against all Expenses incurred or suffered by the Executive in connection therewith, and such indemnification shall continue as to the Executive even if the Executive has ceased to be a trustee, director, officer, member, employee or agent, or is no longer employed by the Company and shall inure to the benefit of his heirs, executors and administrators.

          (b) Expenses. As used in this Agreement, the term “Expenses” shall include, without limitation, damages, losses, judgments, liabilities, fines, penalties, excise taxes, settlements, and costs, attorneys’ fees, accountants’ fees, and disbursements and costs of attachment or similar bonds, investigations, and any expenses of establishing a right to indemnification under this Agreement.
          (c) Enforcement. If a claim or request under this Section 12 is not paid by the Company or on its behalf, within thirty (30) days after a written claim or request has been received by the Company, the Executive may at any time thereafter bring suit against the Company to recover the unpaid amount of the claim or request and if successful in whole or in part, the Executive shall be entitled to be paid also the expenses of prosecuting such suit. All obligations for indemnification hereunder shall be subject to, and paid in accordance with, applicable Delaware law.
          (d) Partial Indemnification. If the Executive is entitled under any provision of this Agreement to indemnification by the Company for some or a portion of any Expenses, but not, however, for the total amount thereof, the Company shall nevertheless indemnify the Executive for the portion of such Expenses to which the Executive is entitled.
          (e) Advance of Expenses. Expenses incurred by the Executive in connection with any Proceeding shall be paid by the Company in advance upon request of the Executive that the Company pay such Expenses, but only in the event that the Executive shall have delivered in writing to the Company (i) an undertaking to reimburse the Company for Expenses with respect to which the Executive is not entitled to indemnification and (ii) a statement of his good faith belief that the standard of conduct necessary for indemnification by the Company has been met.
          (f) Notice of Claim. The Executive shall give to the Company notice of any claim made against him for which indemnification will or could be sought under this Agreement. In addition, the Executive shall give the Company such information and cooperation as it may reasonably require and as shall be within the Executive’s power and at such times and places as are convenient for the Executive.
          (g) Defense of Claim. With respect to any Proceeding as to which the Executive notifies the Company of the commencement thereof:
                    (i) The Company will be entitled to participate therein at its own expense;
                    (ii) Except as otherwise provided below, to the extent that it may wish, the Company will be entitled to assume the defense thereof, with counsel reasonably satisfactory to the Executive, which in the Company’s sole discretion may be regular counsel to the Company and may be counsel to other officers and directors of the Company or any subsidiary. The Executive also shall have the right to employ his own counsel in such action, suit or proceeding if he reasonably concludes that failure to do so would involve a conflict of interest between the Company and the Executive, and under such circumstances the fees and expenses of such counsel shall be at the expense of the Company.

                    (iii) The Company shall not be liable to indemnify the Executive under this Agreement for any amounts paid in settlement of any action or claim effected without its written consent. The Company shall not settle any action or claim in any manner which would impose any penalty that would not be paid directly or indirectly by the Company or limitation on the Executive without the Executive’s written consent. Neither the Company nor the Executive will unreasonably withhold or delay their consent to any proposed settlement.
          (h) Non-Exclusivity. The right to indemnification and the payment of expenses incurred in defending a Proceeding in advance of its final disposition conferred in this Section 12 shall not be exclusive of any other right which the Executive may have or hereafter may acquire under any statute or certificate of incorporation or by-laws of the Company or any subsidiary, agreement, vote of shareholders or disinterested directors or trustees or otherwise.
          (i) Insurance. The Executive shall be covered by the directors’ and officers’ insurance policies maintained by the Company on the same basis as other directors and officers of the Company.
     13. Dispute Resolution. Except as set forth in Section 10(e), any controversy or claim arising out of or relating to this Agreement or the making, interpretation or breach thereof shall be settled by arbitration in New York City, New York by three arbitrators in accordance with the Commercial Arbitration Rules of the American Arbitration Association, and judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof, and any party to the arbitration may institute proceedings in any court having jurisdiction for the specific performance of any such award. The powers of the arbitrator shall include, but not be limited to, the awarding of injunctive relief.
     14. Representations.
          (a) The Executive represents and warrants that (i) he is not subject to any contract, arrangement, policy or understanding, or to any statute, governmental rule or regulation, that in any way limits his ability to enter into and fully perform his obligations under this Agreement and (ii) he is not otherwise unable to enter into and fully perform his obligations under this Agreement.
          (b) The Company represents and warrants to the Executive that (i) this Agreement has been duly authorized, executed and delivered by the Company and constitutes a valid and binding obligation of the Company and (ii) subject to the accuracy of the Executive’s representation in Section 14(a), the employment of the Executive on the terms and conditions contained in this Agreement will not conflict with or result in a breach or violation of the terms of any contract or other obligation or instrument to which the Company is a party or by which it is bound or any statute, law, rule, regulation, judgment, order or decree applicable to the Company.

     15. Successors; Binding Agreement.
          (a) Company’s Successors. No rights or obligations of the Company under this Agreement may be assigned or transferred, except that the Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, “Company” shall include any successor to its business and/or assets (by merger, purchase or otherwise) which executes and delivers the agreement provided for in this Section 15 or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.
          (b) Executive’s Successors. No rights or obligations of the Executive under this Agreement may be assigned or transferred by the Executive other than his rights to payments or benefits hereunder, which may be transferred only by will or the laws of descent and distribution. Upon the Executive’s death, this Agreement and all rights of the Executive hereunder shall inure to the benefit of and be enforceable by the Executive’s beneficiary or beneficiaries, personal or legal representatives, or estate, to the extent any such person succeeds to the Executive’s interests under this Agreement. If the Executive should die following his Date of Termination while any amounts would still be payable to him hereunder if he had continued to live, all such amounts unless otherwise provided herein shall be paid in accordance with the terms of this Agreement to such person or persons so appointed in writing by the Executive, or otherwise to his legal representatives or estate.
     16. Notice. For the purposes of this Agreement, notices, demands and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered either personally or by United States certified or registered mail, return receipt requested, postage prepaid, addressed as follows:
If to the Executive, at his residence address most recently filed with the
Company; and
a copy to:
Howard Jacobs, Esq.
Katten Muchin Rosenman, LLP
575 Madison Avenue
New York, NY 10022
Tel: (212) 940-8505
Fax: (212) 894-5505
If to the Company:
Martha Stewart Living Omnimedia, Inc.
11 West 42nd Street
New York, NY 10036

Attention: General Counsel
Tel: (212) 827-8362
Fax: (212) 827-8188;
or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.
     17. Mitigation. The Executive shall not be required to mitigate damages with respect to the termination of his employment under this Agreement by seeking other employment or otherwise, and there shall be no offset against amounts due the Executive under this Agreement on account of subsequent employment except as specifically provided in Section 9(b). Additionally, amounts owed to the Executive under this Agreement shall not be offset by any claims the Company may have against the Executive, and the Company’s obligation to make the payments provided for in this Agreement, and otherwise to perform its obligations hereunder, shall not be affected by any other circumstances, including, without limitation, any counterclaim, recoupment, defense or other right which the Company may have against the Executive or others.
     18. Modification; Waiver. No provision of this Agreement may be amended, modified, or waived unless such amendment or modification is agreed to in writing and signed by the Executive and by a duly authorized officer of the Company, and such waiver is set forth in writing and signed by the party to be charged. No waiver by either party hereto at any time of any breach by the other party hereto of any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.
     19. Section 409A.
     (a) The intent of the parties is that payments and benefits under this Agreement comply with Section 409A and, accordingly, to the maximum extent permitted, all provisions of this Agreement shall be construed in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A. Executive is hereby advised to seek independent advice from your tax advisor(s) with respect to any payments or benefits under this Agreement. Notwithstanding the foregoing, the Company does not guarantee the tax treatment of any payments or benefits provided under this Agreement, whether pursuant to the Code, federal, state, local or foreign tax laws and regulations.
     (b) If the Executive is deemed on the date of termination of his “separation from service” with the Company to be a “specified employee”, each within the meaning of Section 409A(a)(2)(B) of the Code, then with regard to any payment or the providing of any benefit under this Agreement, and any other payment or the provision of any other benefit that is required to be delayed in compliance with Section 409A(a)(2)(B) of the Code, such payment or benefit shall not be made or provided prior to the earlier of (i) the expiration of the six-month period measured from the date of the Executive’s separation from service or, (ii) the date of the Executive’s death if and to the extent such six-month delay is required to comply with Section

409A(a)(2)(B) of the Code. In such event, on or promptly after the first business day following the six-month delay period, all payments delayed pursuant to this Section19 (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to the Executive in a lump sum, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.
     (c) If under this Agreement, an amount is to be paid in installments, each installment shall be treated as a separate payment for purposes of Treasury Regulations Section 1.409A-2(b)(2)(iii).
     20. Validity. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.
     21. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.
     22. Entire Agreement. This Agreement and the Equity Agreements set forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersede all prior agreements, promises, covenants, arrangements, communications, representations and warranties, whether oral or written, by any officer, employee or representative of any party hereto in respect of such subject matter.
     23. Withholding. All payments hereunder shall be subject to any required withholding of federal, state and local taxes pursuant to any applicable law or regulation.
     24. Section Headings. The section headings in this Agreement are for convenience of reference only, and they form no part of this Agreement and shall not affect its interpretation.
     25. Governing Law; Survival The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of New York without regard to its conflicts of law principles. Each of the parties agrees that if any dispute is not resolved by the parties pursuant to Section 13, such dispute shall be resolved only in the courts of the State of New York sitting in the County of New York or the United States District Court for the Southern District of New York and the appellate courts having jurisdiction of appeals in such courts. In that context, and without limiting the generality of the foregoing, each of the parties irrevocably and unconditionally (a) submits for itself in any Proceeding relating to this Agreement, or for recognition and enforcement of any judgment in respect thereof, to the exclusive jurisdiction of the courts of the State of New York sitting in the County of New York, the court of the United States of America for the Southern District of New York, and appellate courts having jurisdiction of appeals from any of the foregoing, and agrees that all claims in respect of any such Proceeding shall be heard and determined in such New York State court or, to the extent permitted by law, in such federal court; (b) consents that any such Proceeding may and shall be brought in such courts and waives any objection that it may now or thereafter have to the venue or jurisdiction of any such Proceeding in any such court or that such Proceeding was brought in an inconvenient court and agrees not to plead or claim the same; (c) waives all right to trial by jury in any Proceeding (whether based on contract, tort or otherwise) arising out of or relating to this Agreement, or its performance under or the enforcement of this Agreement; (d) agrees that service of process in any such Proceeding may be effected by mailing a copy of such process by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such party at its address as provided in Section 16; and (e) agrees that nothing in this Agreement shall affect the right to effect service of process in any other manner permitted by the laws of the State of New York. The provisions of Section 10 that are intended to survive the Employment Term shall remain in full force and effect for their respective periods of duration; it being understood that the provisions of Section 10(d) shall be perpetual.
          26. Contemporaneous Execution of Letter Terminating of Consulting Term. Contemporaneously with the execution hereof, the parties each shall execute, and the Executive shall cause CAK Entertainment Inc. to execute, the letter agreement attached hereto as Exhibit C.
     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

MARTHA STEWART LIVING OMNIMEDIA, INC.
By:	/s/ Howard Hochhauser
Name:	Howard Hochhauser
Title:	Chief Financial Officer

/s/ Charles Koppelman
Charles A. Koppelman

Exhibit C
MARTHA STEWART LIVING OMNIMEDIA, INC.
11 West 42nd Street
New York, New York 10036
CAK Entertainment Inc.
37 East 64th Street, Suite 1607
New York, New York 10021
Attn: Charles A. Koppelman

Re:	Consulting Agreement dated as of October 21, 2005, as amended, between CAK Entertainment Inc. and Martha Stewart Living Omnimedia, Inc. (the “Consulting Agreement”)
Dear Charles:
     The parties to the above-referenced Consulting Agreement hereby agree that, for good and valuable consideration as provided and evidenced by the payment to CAK Entertainment Inc. pursuant to Sections 3(a) and 3(c) of the Employment Agreement between Martha Stewart Living Omnimedia, Inc. and Charles A. Koppelman of even date herewith, the Consulting Agreement is terminated in all respects as of the date hereof (the “Termination Date”), and is of no further force or effect, and no further consulting services have been or will be provided pursuant to the Consulting Agreement following the Termination Date..

Very truly yours,

MARTHA STEWART LIVING OMNIMEDIA, INC.

By:	/s/ Howard Hochhauser

Name:	Howard Hochhauser

Title:	Chief Financial Officer

ACCEPTED AND AGREED:
CAK ENTERTAINMENT INC.

By:	/s/ Charles Koppelman

Charles A. Koppelman
President

/s/ Charles Koppelman

Charles A. Koppelman